November 29, 2006

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York 10010

Financial Security Assurance Inc.

31 West 52nd

New York, NY 10019

Re:

Credit Suisse First Boston Mortgage Securities Corp.
CSAB Mortgage-Backed Pass-Through Certificates, Series 2006-4

Ladies and Gentlemen:

We have acted as counsel for Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the “Company”), in connection with the issuance of the CSAB Mortgage-Backed Pass-Through Certificates of the above-referenced series (the “Certificates”), pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2006  (the “Agreement”), among the Company, as depositor, DLJ Mortgage Capital, Inc., as seller, Select Portfolio Servicing, Inc., as a servicer and modification oversight agent, Wells Fargo Bank, N.A., as a servicer, as master servicer and as trust administrator and U.S. Bank National Association, as trustee.  On November 29, 2006 (the “Closing Date”), the Certificates will consist of twenty-three (23) classes and will represent the entire beneficial ownership interest in a trust (the “Trust”), consisting primarily of a pool of fixed-rate mortgage loans (the “Mortgage Loans”), secured by first liens on one- to four-family residential properties, conveyed to the Trust on the Closing Date pursuant to the Agreement.

The Offered Certificates, as described on Schedule 1 hereto, are being sold by the Company to Credit Suisse Securities (USA) LLC, as underwriter (in such capacity, the “Underwriter”) pursuant to an underwriting agreement, dated November 28, 2006  (the “Underwriting Agreement”), between the Company and the Underwriter.  The classes of Certificates that are not Offered Certificates (the “Private Certificates”), as described on Schedule 1 hereto, will be sold to Credit Suisse Securities (USA) LLC, as purchaser (in such capacity, the “Purchaser”), pursuant to a purchase agreement, dated November 29, 2006  (the “Purchase Agreement”), between the Company and the Purchaser.  This opinion is furnished pursuant to Section 6(d) of the Underwriting Agreement.

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

(i)

Copy of the Certificate of Incorporation of the Company and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware.

(ii)

Copy of the By-laws of the Company, certified by an officer of the Company to be a true, correct and complete copy.

(iii)

Certificate of the Secretary of State of the State of Delaware, dated as of recent date, to the effect that no event has occurred that has affected the good standing of the Company under the laws of the State of Delaware.

(iv)

Copy of resolutions adopted by the Board of Directors of the Company in connection with the creation and sale of the Certificates, certified by an officer of the Company to be a true and correct copy.

(v)

A signed copy of the Registration Statement on Form S-3 (File No. 333-135481) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on August 10, 2006, together with each amendment thereto (such registration statement, as amended and as declared effective by the Commission on August 11, 2006, is referred to herein as the “Registration Statement”).

(vi)

The Prospectus relating to the Offered Certificates, dated October 27, 2006 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated November 28, 2006 (the “Prospectus Supplement”), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”).

(vii)

Signed copy of the Agreement.

(viii)

Signed copy of the Underwriting Agreement.

(ix)

Signed copy of the Purchase Agreement.

(x)

A specimen Certificate of each Class of Certificates.

(xi)

Officer’s Certificate of the Company pursuant to Section 6(b) of the Underwriting Agreement.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below.  Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

____________________________________

The advice below was not written to be used, is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.  The advice is written to support the promotion or marketing of the transaction addressed in this opinion.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We are providing the foregoing disclaimer to satisfy obligations we have under Circular 230, governing standards of practice before the Internal Revenue Service.

_______________________________________

Based upon and subject to the foregoing, we are of the opinion that, as of the Closing Date:

(1)

Each REMIC created pursuant to the Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”), assuming (i) an election is made to treat the assets of each REMIC as a REMIC, (ii) compliance with the Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder;

(2)

The Regular Interest Certificates (exclusive of any right of the holder of such Certificates to receive any Basis Risk Shortfalls) represent ownership of regular interests in the Master REMIC;

(3)

The Class AR Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement;

(4)

Each of the Basis Risk Reserve Fund and the Supplemental Interest Trust qualifies as an “outside reserve fund” within the meaning of Treasury regulation section 1.860G-2(h);

(5)

The statements in the Base Prospectus and the Prospectus Supplement under the headings “Material Federal Income Tax Consequences” and “Federal Income Tax Consequences,” respectively, to the extent that they constitute matters of federal law or legal conclusions with respect thereto, are correct in all material respects; and

(6)

The statements in the Base Prospectus and the Prospectus Supplement under the headings “ERISA Considerations,” to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

This opinion is being furnished solely for your benefit for the purpose set forth herein and may not be used or otherwise referred to for any other purpose without our prior written permission. However, we confirm that we are placing no limitation on disclosure of the tax treatment or tax structure of the transaction that is the subject of this opinion.

Very truly yours,

/s/ McKee Nelson LLP

SCHEDULE 1

Certificates: The Offered Certificates and the Private Certificates.

Offered Certificates: The Class A 1-A, Class A 1-B, Class A 1-C, Class A-1-D, Class A-2-A, Class A-2-B, Class A-3, Class A-4, Class A-5, Class A-6-A, Class A-6-B, Class AR, Class M-1-A, Class M-1-B, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6,  Class M-7 and Class M-8 Certificates.

Private Certificates: The Class P and Class X Certificates.

Regular Interest Certificates: The Certificates (other than the Class AR Certificate.)